Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Employee Benefits Committee of the
Sirius XM Radio 401(k) Savings Plan:

We consent to the incorporation by reference in the Registration Statements (Nos. 333-65473, 333-47954, 333-62818, 333-74752, 333-81914, 333-100083, 333-101515, 333-106020, 333-111221, 333-119479, 333-125118, 333-133277, 333-139214, 333-142726, 333-149186, 333-156441, 333-158156, 333-166699, 333-169309, and 333-179600) on Form S-8 of Sirius XM Radio Inc. of our report dated June 24, 2013 relating to the statements of net assets available for benefits of the Sirius XM Radio 401(k) Savings Plan as of December 31, 2012 and 2011, the related statement of changes in net assets available for benefits for the year ended December 31, 2012, and the related supplemental schedules of Schedule H, line 4a - schedule of delinquent participant contributions for the year ended December 31, 2012 and the Schedule H, line 4i - schedule of assets (held at end of year) as of December 31, 2012, which report appears in the December 31, 2012 annual report on Form 11-K of the Sirius XM Radio 401(k) Savings Plan.

/s/ KPMG LLP
New York, New York
June 24, 2013